STATEMENT OF MANAGEMENT RESPONSIBILITY




April 26, 1994



To the Stockholders and
Board of Directors of
USBANCORP, Inc.

Management of USBANCORP, Inc. and its subsidiaries have prepared the consolidated financial statements and other information in the Form 10-Q in accordance with generally accepted accounting principles and are responsible for its accuracy.

In meeting its responsibility, management relies on internal accounting and related control systems, which include selection and training of qualified personnel, establishment and communication of accounting and administrative policies and procedures, appropriate segregation of responsibilities, and programs of internal audit. These systems are designed to provide reasonable assurance that financial records are reliable for preparing financial statements and maintaining accountability for assets, and that assets are safeguarded against unauthorized use or disposition. Such assurance cannot be absolute because of inherent limitations in any internal control system.

Management also recognizes its responsibility to foster a climate in which Company affairs are conducted with the highest ethical standards. The Company's Code of Conduct, furnished to each employee and director, addresses the importance of open internal communications, potential conflicts of interest, compliance with applicable laws, including those related to financial disclosure, the confidentiality of proprietary information, and other items. There is an ongoing program to assess compliance with these policies.

The Audit Committee of the Company's Board of Directors consists solely of outside directors. The Audit Committee meets periodically with management and the independent accountants to discuss audit, financial reporting, and related matters. Arthur Andersen & Co. and the Company's internal auditors have direct access to the Audit Committee.






/s/Terry K. Dunkle                      /s/Orlando B. Hanselman
Terry K. Dunkle                         Orlando B. Hanselman
Chairman,                               Executive Vice President, CFO &
President & CEO                         Manager of Corporate Services